Home Equity Loan-Backed Term Notes, GMACM Series 2005-HE2
		Payment Date	11/25/05

Servicing Certificate	Group 1
Beginning Pool Balance	999,981,064.12
Beginning PFA	0.00
Ending Pool Balance	963,254,255.86
Ending PFA Balance	-
Principal Collections	36,726,808.26
Principal Draws	-
Net Principal Collections	36,726,808.26
Active Loan Count	23,985

Interest Collections	5,999,898.12

Weighted Average Net Loan Rate	7.1407%
Net WAC Cap - Class A-1, Class A-2	6.0759%
Net WAC Cap - Class A-3, A-4, A-5, A-6	6.2784%
Substitution Adjustment Amount	0.00

Excess Cash	1,379,917.81

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	211,107,552.80	173,000,826.73	0.5238782	38,106,726.07	748,508.22	0.00	15.54%	4.118%
Class A-2	168,243,000.00	168,243,000.00	1.0000000	0.00	600,872.86	0.00	15.11%	4.148%
Class A-3	358,444,000.00	358,444,000.00	1.0000000	0.00	1,380,606.81	0.00	32.19%	4.622%
Class A-4	170,820,000.00	170,820,000.00	1.0000000	0.00	701,643.15	0.00	15.34%	4.929%
Class A-5	41,784,000.00	41,784,000.00	1.0000000	0.00	179,531.92	0.00	3.75%	5.156%
Class A-6	44,000,000.00	44,000,000.00	1.0000000	0.00	179,410.00	0.00	3.95%	4.893%
Class IO	143,710,000.00	143,710,000.00	1.0000000	0.00	718,550.00	0.00	0.00%	6.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	5,582,511.32
Overcollateralization Amount Increase (Decrease)	1,379,917.81
Outstanding Overcollateralization Amount	6,962,429.13
Target Overcollateralization Amount	22,303,885.84

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent	Foreclosure		Bankruptcy		REO
	Balance	of Loans	of Balance	Units	Dollars	Units	Dollars	Units	Dollars
Delinquent Loans (30 Days)*	3,302,172.10	109	0.34%	0	0.00	5	154,061.78	0	0.00
Delinquent Loans (60 Days)*	687,933.19	23	0.07%	0	0.00	2	70,640.74	0	0.00
Delinquent Loans (90 Days)*	170,414.93	6	0.02%	3	147,074.60	3	47,649.03	0	0.00
Delinquent Loans (120 Days)*	182,405.80	5	0.02%	0	0.00	3	79,520.66	0	0.00
Delinquent Loans (150 Days)*	47,164.71	2	0.00%	2	157,455.06	0	0.00	0	0.00
Delinquent Loans (180+ Days)*	-	0	0.00%	0	0.00	0	0.00	0	0.00
REO	-	0	0.00%
Foreclosures	304,529.66	5	0.03%
Bankruptcies	1,869,529.08	66	0.19%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.000%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	5,612.74
Interest withdrawn related to prior Collection Period	5,238.16

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
To close prefunding remaining balance due Note Holders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	349.73
Interest withdrawn related to prior Collection Period	187,026.44

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-

Yield Maintenance Event - Class A-1	NO
Yield Maintenance Event - Class A-2	NO

Hedge Payment Class A-1	0.00
Hedge Payment Class A-2	0.00

Hedge Shortfall Amount - Class A-1	0.00
Hedge Shortfall Amount - Class A-2	0.00